UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2011 (March 30, 2011)

UniTek Global Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West, Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code:  (267) 464-1700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 30, 2011, UniTek Global Services, Inc. (“UniTek”), entered into an Asset Purchase Agreement (the “Agreement”) with Pinnacle Wireless, Inc. (“Pinnacle”), Current Flow Technologies Corporation (“CFT”), Michael Hayford (“Hayford”), Timothy Walters (“Walters”), Christopher Love (“Love”), Michael Rubenstein (“Rubenstein”), and Manny Medina (“Medina” and, together with Pinnacle, CFT, Hayford, Walters, Love and Rubenstein, the “Sellers”).  Pursuant to the Agreement and subject to the conditions set forth therein, UniTek will purchase substantially all of the assets of Pinnacle and CFT (the “Acquisition”).

In accordance with the Agreement, UniTek has agreed to pay the Sellers an aggregate purchase price of up to $50 million, subject to certain conditions and adjustments as set forth in the Agreement, consisting of a base purchase price of $20 million and earnout payments of up to $30 million.  The base purchase price of $20 million will consist of $12 million in cash and $8 million in shares of UniTek common stock, par value $0.00002 per share (the “Common Stock”), which shares of Common Stock will be valued at the volume-weighted average of the closing prices of the Common Stock as quoted on the Nasdaq Global Market for the twenty (20) days prior to March 31, 2011.  Of the $8 million to be paid in shares of Common Stock, $5 million will be paid to the Sellers and $3 million will be delivered to an escrow agent, to be held until their release in accordance with the terms of the Agreement.  The earnout payments of up to $30 million will be payable 60% in cash and 40% in shares of Common Stock, which shares of Common Stock will be valued at the volume-weighted average of the closing prices of the Common Stock as quoted on the Nasdaq Global Market for the twenty (20) days prior to the EBITDA measurement date giving rise to the earnout payment being made.  UniTek and the Sellers have made customary representations, warranties, and covenants in the Agreement.  Completion of the Acquisition is subject to certain customary conditions, including each party’s compliance, in all material respects, with its respective obligations under the Agreement.  Closing of the Acquisition is expected to occur no later than April 14, 2011.

Item 3.02.	Unregistered Sales of Equity Securities.

As stated in Item 1.01 above, $8 million of the base purchase price in the Acquisition will be paid in shares of Common Stock, equaling approximately 924,856 shares of Common Stock.  In addition, up to approximately $12 million of potential earnout payments for the Acquisition will be paid in shares of Common Stock.  The number of shares of Common Stock issued as consideration in the Acquisition will surpass, in the aggregate, 5% of the total number of shares of Common Stock outstanding as of the date of such issuances.  All of the shares will be issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: April 5, 2011	By:	/s/ Ronald J. Lejman
Ronald J. Lejman
Chief Financial Officer and Treasurer